Second Amendment

to

Exclusive License Agreement

This Second Amendment to the Exclusive License Agreement (this “Amendment”) is entered into as of January 14, 2011 (the “Effective Date of this Amendment”), by and between The George Washington University (“University”) and PROTEA BIOSCIENCES. INC., (“Company”) having a place of business at 955 Hartman Run Road, Suite 210, Morgantown, WV 26507. University and Company may each be referred to herein individually as “Party” and collectively as the “Parties”. The Exclusive License Agreement effective as of December 1, 2008 which was amended as set forth in the Amended and Restated Exclusive License Agreement effective as of February 22, 2010 and all appendices and exhibits thereto are collectively referred to herein as the “First Amended Agreement” and the work under such First Amended Agreement will be referred to herein as the “Project”.

Recitals

WHEREAS, the Parties hereto desire to amend the terms of the First Amended Agreement to further reflect certain additional understandings with respect to the Project and the First Amended Agreement.

NOW, THEREFORE, for and in consideration of the mutual terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to those terms in the First Amended Agreement.

2.     Amendment of the Whereas Clauses. The first four “Whereas” clauses shall be deleted in their entirety and replaced with the following:

“WHEREAS, University and Company entered into that certain Exclusive License Agreement effective as of December 1, 2008, which was amended as set forth in the Amended and Restated Exclusive License Agreement effective as of February 22, 2010, relating to Laser Ablation Electrospray ionization (“LAESI”) and 3D imaging technology, and LAESI Detection of Metabolic Changes In Cells Upon Viral Infection technology;

WHEREAS, University and Company desire to clarify certain provisions of the First Amended Agreement, particularly, but not exclusively, with respect to an additional technology relating to LAESI analysis of small cell populations and single cells by consecutive laser pulses and patent prosecution responsibility;

WHEREAS, University and Company desire to amend and restate the First Amended Agreement to include such clarifications;

WHEREAS, University is the owner of certain rights relating to the LAESI technology, the 3D imaging technology, LAESI Detection of Metabolic Changes In Cells Upon Viral Infection technology and LAESI Analysis of small cell populations and single cells by consecutive laser pulses; and”

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3.    Amendment to Section 1.3 “University Technology Rights.” Section 1.3 “University Technology Rights” shall be deleted in its entirety and replaced with the following section:

“University Technology Rights” shall mean the University’s rights in technical information, know how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, or data that are created by Akos Vertes (Inventor) at the University relating to subject matter disclosed in the applications set out in Exhibit A, or relating to the Laser Ablation Electrospray Ionization (“LAESI”), 3D imaging technology, and LAESI Detection Of Metabolic Changes In Cells Upon Viral Infection technologies and LAESI application to small cell populations technologies including the technology as described in the University invention disclosure entitled “Subcellular Analysis by Laser Ablation Electrospray Ionization (LAESI) Mass Spectrometry”, a copy of the invention disclosure statement is attached as Exhibit B to this Amendment, which are useful or desirable for practicing such technologies and/or the inventions described by the University Patent Portfolio.

4.     Amendment to Section 3.3 “Patent Prosecution and Maintenance” subsection (a). Section 3.3 (a) Patent Prosecution and Maintenance shall be deleted in its entirety and replaced with the following section:

(a) Responsibility. During the term of this Agreement, Company will have the first right for prosecuting and maintaining the University Patent Portfolio in the name of the University, including the prosecution and maintenance of the University Patent Portfolio with the appropriate patent office. If University determines that Company is not obtaining reasonable protection, is acting contrary to University’s interests, or is otherwise negligent in its prosecution or maintenance of the protection thereof, University shall be free to take sole responsibility for prosecuting and maintaining the University Patent Portfolio. If the Company decides not to file patent applications in any country or region within the Territory, not to file continuation applications of an allowed patent application for disclosed but unclaimed inventions reasonably believed to be patentable, not to maintain any patent or to abandon any patent or pending application in the University Patent Portfolio, then the Company will notify University of its intent to do so with sufficient prior notice so that University can, in its discretion, take over the filing, prosecution, or maintenance of any such application or patent. Company shall deliver to University’s Technology Transfer Office, copies of any communications to or from any patent office with appropriate lead time (preferably at least ten business days) for University to review and comment upon such materials prior to any submission to the patent office. Company shall be solely responsible for the costs and expenses for drafting, filing, prosecuting and maintaining the University Patent Portfolio, without offset against any payments due under this Agreement.

5.    Amendment to Section 4.1 “Fees” subsection (a). Section 4.1(a) shall be deleted in its entirety and replaced with the following section:

Issue Fee. Company shall pay to University a non-refundable, non-creditable license issue fee of four thousand dollars ($4,000) within thirty (30) days of the Effective Date of this Amendment.

6.     Amendment to Section 10.14. Section 10.14 “Entire Agreement”. Section 10.14 shall be deleted in its entirety and replaced with the following section:

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This Agreement, including the exhibits hereto, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and cancels and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the parties relating to the subject matter hereof, including the First Amended Agreement.

7.     Amendment to Exhibit A. Exhibit A shall be deleted in its entirety and replaced with the following exhibit:

EXHIBIT A
Application No. Filing Date	Title	Inventor(s)

12/176,324 18 July 2008	Laser Ablation Electrospray Ionization (LAESI) for Atmospheric Pressure, In Vivo, and Imaging Mass Spectrometry	Vertes, Akos; Nemes; Peter;

12/323,276 25 Nov 2008	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter

12/774,533 05 May 2010	Methods for Detecting Metabolic States by Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Kashanchi, Fatah; Sripadi, Prabhakar; Kehn-Hall, Kylene

To be filed	Subcellular Analysis by Laser Ablation Electrospray Ionization (LAESI) Mass Spectrometry	Vertes, Akos et al.

PCT/US09/51157 20 July 2009	LAESI for Atmospheric Pressure, In Vivo and Imaging Mass Spectrometry	Vertes, Akos; Nemes, Peter

PCT/US09/65891 25 Nov 2009	Three-dimensional Molecular Imaging by Infrared Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Nemes, Peter

PCT/US10/33757 05 May 2010	Methods for Detecting Metabolic States by Laser Ablation Electrospray Ionization Mass Spectrometry	Vertes, Akos; Kashanchi, Fatah; Sripadi, Prabhakar; Kehn-Hall, Kylene

8.     Reaffirmation; Conflicts. Except as expressly amended by this Amendment, the First Amended Agreement is and shall continue to be in full force and effect as originally written. This Amendment shall be deemed to revise the terms and provisions specifically referenced herein. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the First Amended Agreement, this Amendment shall govern; provided, however, that the fact that a term or provision appears in this Amendment but not in the First Amended Agreement, or in the First Amended Agreement but not in this Amendment, shall not be interpreted as, or deemed grounds for finding, a conflict for purposes of this Section.

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9.     Execution in Counterparts; Effectiveness; Severability. This Amendment may be executed in any number of counterparts and by any combination of the Parties hereto in separate counterparts, each of which counterpart shall be an original and all of which when taken together shall constitute one and the same Amendment. This Amendment shall become effective as of the date first above written when and if counterparts of this Amendment shall have been executed by the Parties hereto. If any section, paragraph, clause, or provision of this Amendment shall for any reason be held to be invalid or unenforceable, the invalidity or unenforceability of such section, paragraph, clause, or provision shall not affect any of the remaining provisions of this Amendment, the intent being that the same are severable.

On and after the Effective Date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the First Amended Agreement as amended by this Amendment.

10.   Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

11.   Governing Law. THIS AMENDMENT SHALL BE DEEMED MADE AND PREPARED AND SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE DISTRICT OF COLUMBIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF WHICH MAY REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

[Balance of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

/s/ Leo M. Chalupa
Name
Title:
The George Washington University

/s/ Stephen Turner
Name:	Stephen Turner
Title:	CEO
PROTEA BIOSCIENCES, Inc.

[Signature Page to the Second Amendment to Exclusive License Agreement]

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